Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces First Quarter Results

SYKESVILLE, MD – April 17, 2014 – Carroll Bancorp, Inc. (OTCBB: CROL), the parent company of Carroll Community Bank (the “Bank”), today announced quarterly net income of $73,000, or $0.21 per diluted common share, for the quarter ended March 31, 2014 compared to $51,000, or $0.15 per diluted common share, for the quarter ended March 31, 2013, an increase of 45%.

The increase in net income was the result of the growth in net interest income of $69,000, or 8%, as our cost of funds on deposits continued to decline. Average earning assets increased by $3.1 million compared to March 31, 2013 due to an increase in average loans outstanding. Our net interest margin improved to 3.67% for the three months ended March 31, 2014 compared to 3.49% for the three months ended March 31, 2013. In addition, our provision for loan losses declined by $30,000 due to higher loan growth in 2013 compared to the three months ended March 31, 2014. These items were partially offset by an increase in non-interest expenses of $56,000, or 7%, primarily the result of increased salary and benefits as we continue to grow.

Total assets increased by $2.8 million and $4.3 million, respectively to $110.5 million at March 31, 2014 compared to December 31, 2013 and March 31, 2013. Loans increased slightly during the three months ended March 31, 2014 while loans increased by $1.8 million compared to March 31, 2013. Deposit increased by $2.2 million during the three months ended March 31, 2014 and $2.9 million compared to March 31, 2013. Non-interest bearing and interest bearing deposits increased by $1.8 million to $10.2 million at March 31, 214, or 42.8%, compared to March 31, 2013 as we continued to focus on growth in relationship based deposit accounts.

“We are pleased with the continued improvement in net income, net interest income and asset quality as shown in the first quarter of 2014. On March 20, 2014, Carroll Bancorp, Inc. successfully concluded a rights offering, raising an additional $2.0 million in gross proceeds to strengthen our capital position and to fund future loan growth. The rights offering was oversubscribed by $878,000 demonstrating strong demand for our stock,” stated Russell J. Grimes, President and CEO of Carroll Bancorp, Inc.

Nonperforming loans decreased by $737,000 and $776,000, respectively, to $312,000 at March 31, 2014 compared to $1.0 million at December 31, 2013 and $1.1 million at March 31, 2013. In addition, total nonperforming assets decreased by $165,000 and $270,000, respectively to $297,000 at March 31, 2014 compared to $462,000 at December 31, 2013 and $789,000 at March 31, 2013. Our past due loans continue to remain at a low level 0.79% of total loans. Loans 90 days or more past due are considered nonperforming loans.

Carroll Bancorp, Inc.’s common stock trades on the OTC Bulletin Board (www.otcbb.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO, at 410-795-1900.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is a state-chartered commercial bank with branch offices in the Eldersburg and Westminster of Carroll County, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.

Financial Highlights

(Dollars in thousands)	At March 31, 2014	At December 31, 2013	At March 31, 2013
	(unaudited)	(audited)	(unaudited)
Selected Financial Condition Data:
Total assets	$110,490	$107,713	$106,207
Total loans	84,316	84,174	82,510
Allowance for loan losses	682	682	813
Deposits	93,991	91,764	91,126
Federal Home Loan Bank advances	6,000	7,365	6,500
Total stockholders’ equity	10,250	8,416	8,473

Asset Quality Ratios:
Allowance for loan losses to total loans	0.81%	0.81%	0.99%
Nonperforming loans to total loans	0.37%	1.25%	1.32%
Nonperforming assets to total assets	0.55%	1.40%	1.56%

Capital Ratios (bank level):
Total capital to risk-weighted assets	15.52%	12.88%	13.02%
Tier 1 capital to risk weighted assets	14.51%	11.87%	11.79%
Tier 1 capital to average assets	9.20%	7.44%	7.49%
Tangible equity to tangible assets	8.96%	7.53%	7.60%

(unaudited)	For the Three Months Ended March 31,
(Dollars in thousands, except per share data)	2014	2013	Variance
Selected Operating Data:
Interest and dividend income	$1,076	$1,076	$—
Interest expense	166	235	(69)

Net interest income	910	841	69
Provision for loan losses	(2)	28	(30)

Net interest income after provision for loan losses	912	813	99
Noninterest income	48	56	(8)
Noninterest expense	864	808	56

Income before income tax expense	96	61	35
Income tax expense	23	10	13

Net income	$73	$51	$22

Basic earnings per share	$0.22	$0.15	$0.07

Diluted earnings per share	$0.21	$0.15	$0.06

Select Financial Ratios (unaudited):
Return on average assets	0.28%	0.20%
Return on average equity	3.43%	2.40%
Interest rate spread	3.61%	3.43%
Net interest margin	3.67%	3.49%
Efficiency ratio	90.30%	90.16%
Noninterest expense to average assets	3.27%	3.15%
Average interest-earning assets to average interest-bearing liabilities	108.36%	106.65%